Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 20, 2006, relating to the financial statements and financial highlights which appear in the August 31, 2006 Annual Reports of the Heritage Cash Trust – Money Market Fund and Heritage Cash Trust – Municipal Money Market Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Certified Public Accounting Firm” in such Registration Statement.

Tampa, Florida
October 20, 2006